PANORAMA TRUST

ESTABLISHMENT AND DESIGNATION OF ADDITIONAL SERIES

	The undersigned, being all the Trustees of Panorama Trust
(the "Trust"), hereby certify
that pursuant to Article V, Section 5.11 of the Trust's
Declaration of Trust (the "Declaration
of Trust") dated May 23, 1995, the following votes were duly adopted by the majority of the Trustees of the Trust at a Board meeting held on December 8, 1995:


VOTED:	That the Declaration of Trust is hereby amended so as
to establish and
designate a new Series of the Trust, such Series to be known as "Pictet
International Small Company Fund", and that the number of shares of such Series which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, all without par value, with the shares of such Series having such relative rights and preferences as set forth in the
Declaration of Trust for separate Series; and further

VOTED:	That the appropriate officers of the Trust be, and
each hereby is,
authorized and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Trust's
Declaration of Trust with the Secretary of State of the Commonwealth of
Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.


IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 8th day of
December, 1995.


/s/ Jean G. Pilloud 			 	/s/ Bruce W. Schnitzer
(Jean G. Pilloud)				(Bruce W. Schnitzer)



 /s/ Jean-Francois Demole 		/s/ David J. Callard
(Jean-Francois Demole)			(David J. Callard)



/s/ Jeffrey P. Somers, Esq.
(Jeffrey P. Somers, Esq.)